UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2022

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)
3701 Wayzata Boulevard
Minneapolis, MN 55416
(Address of principal executive offices and zip code)
(952) 947-7777
(Registrant's telephone number, including area code)
(Not applicable)
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.05 per share	RGS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Regis Corporation

Current Report on Form 8-K

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 12, 2022, Regis Corporation (the “Company”) and certain of its subsidiaries entered into Amendment No. 6 to Credit Agreement (the “Sixth Amendment”) with Bank of America, N.A. and certain other financial institutions. The Sixth Amendment amends the Company’s Credit Agreement dated as of March 26, 2018 as previously amended by Amendment No. 1 to Credit Agreement dated as of April 25, 2018, Amendment No. 2 to Credit Agreement dated as of May 15, 2020, Amendment No. 3 to Credit Agreement and Consent dated as of July 29, 2020, Amendment No. 4 to Credit Agreement dated as of July 21, 2021, and Amendment No. 5 to Credit Agreement dated as of May 12, 2022 (collectively, the “Existing Credit Agreement;” the Existing Credit Agreement as amended by the Sixth Amendment is referred to herein as the “Credit Agreement”).

The Sixth Amendment, among other things, converts $180 million of the existing $295 million revolving credit facility to a new term loan, reduces commitments under the revolving credit facility to $55 million, and extends the term of the revolving credit facility from March 26, 2023 to August 31, 2025. The new term loan will also mature on August 31, 2025, with no scheduled amortization prior to maturity.

The Company’s obligations under the Credit Agreement will continue to be guaranteed by certain of its subsidiaries and secured by substantially all real and personal property of the Company and such subsidiaries. However, changes in thresholds under the Credit Agreement may require certain additional subsidiaries to become guarantors and certain additional real and personal property to be collateral for the Company’s obligations.

The Sixth Amendment replaces the current utilization-based interest rate margins applicable to borrowings with a margin that is subject to annual increases. The margin applicable to Term SOFR Loans (as defined in the Credit Agreement) will initially be 3.875%. Effective March 27, 2023, the margin will increase to 6.25%, of which 4.25% will be paid currently in cash and 2.00% will be PIK interest (added to the principal balance and thereafter accruing interest). Effective March 27, 2024, the margin will increase to 7.25%, of which 4.25% will be paid currently in cash and 3.00% will be PIK interest. The margin applicable to Base Rate Loans (as defined in the Credit Agreement) will be 100 basis points (1.00%) less than the margin applicable to Term SOFR Loans.

In addition, the Company will pay to the lenders a fee equal to 0.25% of the sum of the aggregate commitments and borrowings under the Credit Agreement as of the effective date of the Sixth Amendment, a fee equal to 1.00% of the sum of the aggregate undrawn commitments and borrowings under the Credit Agreement outstanding on June 30, 2024 (which fee would be paid on the maturity date, except that no fee will be required to be paid if the loans outstanding under the Credit Agreement are refinanced in full on or prior to that date).

The Sixth Amendment also eliminates the $115 million incremental loan facility under the Credit Agreement; requires the Company to prepay the credit facilities each quarter in an amount equal to 75% to 100% of its “Excess Cash Flow” (if any); reduces the threshold for prepayment due to excess cash on hand from $100 million to $15 million; reduces the existing minimum liquidity covenant from $75 million to $10 million; and includes new financial covenants regarding minimum EBITDA, maximum leverage and minimum fixed charge coverage.

The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, limitations, and events of default, substantially consistent with the Existing Credit Agreement.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached hereto as Exhibit 10.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 8.01 OTHER EVENTS.

On August 15, 2022, the Company issued a press release in connection with the transactions described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
Number

10.1	Amendment No. 6 to Credit Agreement, dated as of August 12, 2022, by and among Regis Corporation, certain of its subsidiaries, various financial institutions and Bank of America, N.A. as Administrative Agent.
99.1	Press Release, dated August 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: August 15, 2022	By:	/s/ Andra Terrell
Andra Terrell General Counsel and Corporate Secretary